(d)(9)

                                    Agreement


         This Agreement (the "Agreement"), by and between Investment Trust, a Massachusetts business trust (the "Trust"), on its own behalf and on behalf of Scudder S&P 500 Index Fund, a series of the Trust (the "Fund"), and Bankers Trust Company, a New York banking corporation ("Bankers"), is made as of September 9, 1999.

         WHEREAS, the Fund operates as a feeder fund in a master-feeder fund arrangement with Equity 500 Index Portfolio (the "Portfolio"), a registered open-end management investment company organized as a trust under the laws of the State of New York;

         WHEREAS, Bankers serves as investment adviser to the Portfolio pursuant to an investment advisory agreement;

         WHEREAS, the Portfolio is soliciting the vote of the Fund, as a shareholder of the Portfolio, on proposals (a) to approve a new investment advisory agreement between the Portfolio and Bankers; (b) to elect the nominees to the Board of Trustees of the Portfolio; and (c) to ratify PricewaterhouseCoopers LLP as the Portfolio's independent accountant (collectively the "Proposals"), as described more fully in the Fund's definitive proxy statement dated September 2, 1999 (the "Proxy Statement"), a copy of which is attached hereto;

         WHEREAS, the Fund expects to hold a Special Meeting of the Shareholders of the Fund on or about October 13, 1999 to vote on the Proposals in order to determine how to vote the shares of the Portfolio held by the Fund;

         WHEREAS, the Board of Trustees of the Trust desires to make a recommendation to the shareholders of the Fund whether to vote in favor of the Proposals; and

         WHEREAS, the Board of Trustees of the Trust shall base its recommendation on (1) the information directly or indirectly related to Bankers, the Portfolio and the nominees to the Board of Trustees of Bankers, furnished to the Trust by Bankers, either orally or in writing, that is reflected in the Proxy Statement, and (2) the representations and warranties contained in this Agreement (collectively, the "Information").

         NOW THEREFORE, in consideration of the premises and of the covenants and agreements contained herein, in order to induce the Trustees of the Trust to recommend to the shareholders of the Fund that they vote in favor of each Proposal, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereby covenant and agree as follows:

         1. Representations and Warranties. Bankers represents, warrants and acknowledges that:

                  (a) it has full power and authority, and has taken all action necessary, to execute, deliver and perform this Agreement, and to fulfill all of its obligations hereunder;

                  (b) the execution, delivery and performance by it of this Agreement, and fulfillment of all of its obligations hereunder, do not and will not violate, conflict with, or constitute a breach of, its charter or by-laws, any law or regulation applicable to it, or any other material agreement to which it is a party or by which it is bound;

                  (c) no Information provided by Bankers to the Indemnified Parties (as defined below) in connection with the Proposals, nor any representation or warranty made by Bankers under this Agreement, is false or misleading with respect to any material fact or omits to state a material fact necessary in order to make the statements therein not false or misleading;

                  (d) Bankers has disclosed to the Trust all information regarding Bankers and any "affiliated persons" of Bankers, as that term is defined under the Investment Company Act of 1940, as amended (the "1940 Act"), that would require disclosure in the Proxy Statement under Schedule 14A ("Schedule 14A") under the Securities Exchange Act of 1934, as amended; provided, however, that an inadvertent omission of immaterial information shall not be considered a breach of this Agreement.

                  (e) Bankers is not aware of any conduct by (i) any nominee for election as a Trustee of the Portfolio that is described in Section 9(a)(1) or (2) of the 1940 Act, (ii) any affiliated person of any such nominee that is described in Section 9(a)(3) of the 1940 Act, (iii) any such nominee that would require disclosure in the Proxy Statement under Schedule 14A, or (iv) any such nominee that would otherwise disable that nominee from legally serving on the Board of Trustees of the Portfolio;

                  (f) Bankers is not aware of any circumstances arising from the merger of Bankers Trust Corporation, the parent company of Bankers, and Circle Acquisition Corporation, a wholly-owned subsidiary of Deutsche Bank, A.G. (the "Merger") that might result in an "unfair burden" being imposed on the Portfolio, as that term is defined in the 1940 Act;

                  (g) all current members of the Board of Trustees of the Portfolio are not "interested persons" of Bankers, within the meaning of the 1940 Act, and at least 75% of the members of the Board of Trustees of the Portfolio will not be "interested persons" of Bankers during the three (3) year period immediately following the date of the Merger; and

                  (h) this Agreement has been duly executed and delivered by Bankers and constitutes its legal, valid and binding obligation, enforceable against it in accordance with the terms hereof.

         2.       Indemnification.
                  ---------------

                  (a) Bankers shall indemnify and hold the Trust and the Fund, their trustees, officers, representatives, and controlling persons, and their respective successors and assigns (the "Indemnified Parties," and individually each an "Indemnified Party"), harmless from and against any liabilities, demands, claims, actions or causes of action, assessments, losses, fines, penalties, costs (including all attorneys' and expert witness fees), damages and expenses, including, without limitation, those asserted by any federal, state, local or foreign governmental entity, or third party (any and all of the foregoing being referred to as "Losses" or individually a "Loss"), sustained or incurred by the Indemnified Parties to the extent any such Loss is resulting from any breach or any alleged breach of a representation or warranty made by Bankers herein.

                  (b) Bankers will be entitled to participate at its own expense in the defense or, if it so elects, to assume the defense of any suit brought to enforce any such liability, but, if Bankers elects to assume the defense, such defense shall be conducted by counsel chosen by Bankers. In the event Bankers elects to assume the defense of any such suit and retain such counsel, each Indemnified Party may retain additional counsel but shall bear the fees and expenses of such counsel unless (A) Bankers shall have specifically authorized the retaining of such counsel or (B) the parties to such suit include Bankers and any Indemnified Party, and any such Indemnified Party has been advised by counsel that one or more legal defenses may be available to it that may not be available to Bankers in which case Bankers shall not be entitled to assume the defense of such suit notwithstanding the obligations to bear the fees and expenses of such counsel. Bankers shall not be liable to indemnify any Indemnified Party for any settlement of any such claim effected without Bankers' written consent, which consent shall not be unreasonably withheld or delayed.

                  (c) Nothing in this Section 2 shall be construed to provide for indemnification in violation of Section 17(i) of the 1940 Act or any other applicable federal securities laws. In the event that any court determines that, notwithstanding the foregoing, any particular indemnification sought hereunder violates the aforesaid Section 17(i) (or other applicable provisions of the federal securities laws), it is the intent of the parties that any court shall have the power to reform or construe such provisions in such manner as to render the same enforceable, or, alternatively, substitute other provisions (including, without limitation, provisions regarding contribution or other sharing of liability by Bankers and an Indemnified Party) so as to give the parties hereto, to the maximum extent permitted by law, the intended benefits of this Section 2.

         3. Proxy Statement Expenses. All costs incurred by the Trust occasioned by the Merger, including but not limited to the preparation, printing and mailing of the Proxy Statement and the accompanying proxy card and all other costs incurred in connection with the solicitation of proxies, shall be paid by Bankers.

         4. Continuation of Bankers Obligations. This Agreement shall remain in full force and effect, and Bankers' obligations hereunder shall continue with respect to any and all Losses suffered by an Indemnified Party, notwithstanding that Bankers has ceased to be the investment adviser of the Portfolio, or that the Trust or the Fund has merged or consolidated with, or has sold or transferred substantially all of its assets to another entity, or has otherwise ceased to exist. This Agreement shall be binding upon the Bankers' successors and assigns.

         5. Governing Law. This Agreement shall be construed under and governed by the laws of The Commonwealth of Massachusetts.

         6. Severability. The provisions of this Agreement are severable and the invalidity or unenforeability of any provision hereof shall not affect any other provision of this Agreement.

         7. Miscellaneous. The name Investment Trust is the designation of the Trustees for the time being under an Amended and Restated Declaration dated November 3, 1987, as amended, and all persons dealing with the Fund must look solely to the Fund property for the enforcement of any claims against the Fund as neither the Trustees, officers, agents nor shareholders assume any personal liability for obligations entered into on behalf of the Fund. No Series of the Fund shall be liable for any claims against any other Series of the Fund.

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date set forth above.

                              INVESTMENT TRUST, on its own behalf
                              and on behalf of SCUDDER S&P 500
                              INDEX FUND

                              By: /s/John Millette
                                   ----------------------------
                              Name: John Millette
                                   ----------------------------
                             Title: Vice President
                                   ----------------------------



                             BANKERS TRUST COMPANY

                             By: /s/Gerald T. Lins
                                 ----------------------------
                             Name: Gerald T. Lins
                                   ----------------------------
                             Title: Managing Director & Counsel
                                    ----------------------------



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